Exhibit 5.1

100 North Tampa Street, Suite 4100 | Tampa, Florida 33602 | T 813.227.8500 | F 813.229.0134

Holland & Knight LLP | www.hklaw.com

February 13, 2023

D-Wave Quantum Inc.

3033 Beta Avenue,

Burnaby, British Columbia V5G 4M9

Canada

Re: D-Wave Quantum Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to D-Wave Quantum Inc., a Delaware corporation (the “Company”). This opinion letter is being delivered in connection with the preparation of the Registration Statement on Form S-1 (such Registration Statement, as it may be subsequently amended or supplemented, is referred to as the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by the Company.

The Company entered into an equity line of credit pursuant to a purchase agreement, dated as of June 16, 2022, by and among the Company, the stockholder of the Company identified in the Registration Statement (the “Selling Stockholder”) and the other parties thereto (the “Purchase Agreement”). The Registration Statement relates to the registration under the Securities Act of up to 35,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Shares”), that may be offered by the Selling Stockholder pursuant to the Purchase Agreement, and that the Company may sell from time to time to the Selling Stockholder, in each case, pursuant to the Purchase Agreement (the “ELOC Shares”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company, (ii) resolutions of the Company with respect to the registration of the ELOC Shares, (iii) the Purchase Agreement, and (iv) the Registration Statement and the exhibits to the Registration Statement.

For purposes of this opinion, we have assumed, without inquiry or other investigation: (a) the legal capacity of each natural person executing the agreements described in this opinion, (b) the authenticity and completeness of all documents submitted to us as original documents, (c) the genuineness of all signatures, (d) the conformity to the authentic originals of all documents submitted to us as copies, (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates of public officials and representatives of the Company that we have reviewed as to certain factual matters material to this opinion letter, (f) that each certificate or copy of a public record furnished by public officials is authentic, accurate and complete, and (g) that each transaction complies with all tests of good faith, fairness and conscionability required by law. In making our examination of executed documents or documents to be executed, we have assumed that the parties to such documents, other than the Company, had or will have the power, corporate, trust or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate, trust or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the ELOC Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for in accordance with the Purchase Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed in this opinion, and no opinion may be inferred or implied beyond that expressly stated in this opinion. This opinion speaks only as of the date that the Registration Statement becomes effective under the Securities Act, and we assume no obligation to revise or supplement this opinion after the date of this opinion.

Very truly yours,

/s/ HOLLAND & KNIGHT LLP

HOLLAND & KNIGHT LLP